Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, IL -- (Marketwired - August 18, 2015) - Continental Materials Corporation (NYSE MKT: CUO) today reported net income of $346,000, or 21 cents per share for the second quarter ended June 28, 2014 compared to net income of $613,000 or 37 cents per share for the second quarter ended June 28, 2014.

Consolidated sales in the second quarter of 2015 were $34,865,000 or $2,502,000 (6.7%) less than the second quarter of 2014. Sales in the CACS segment declined $2,933,000 more than offsetting sales increases in the Heating and Cooling segment ($180,000), the Door segment ($156,000) and the Evaporative Cooling segment ($95,000). The construction markets in Colorado Springs continue to improve; however, the second quarter of 2014 included the servicing of a wind-energy project in Limon, Colorado with ready mix concrete which accounted for $2,687,000 of sales. There was no comparably sized project during the second quarter of 2015. In addition, the decline in sales in the CACS segment reflect the closing of the Pueblo aggregates operation in the third quarter of 2014 and heavy rains in May 2015 that resulted in a landslide at the Pikeview Quarry which necessitated its closure for more than three weeks.

The operating income in the second quarter of 2015 was $631,000 compared to $1,034,000 in the second quarter of 2014. Gross profit margins improved in the CACS and Heating and Cooling segments. Improved concrete pricing and a reduced loss from the Pueblo aggregates operation were the primary reasons for the improved gross profit margin in the CACS segment although additional costs incurred related to the Pikeview Quarry landslide partially offset these improvements. Lower sales volume and $351,000 of legal expenses related to the Pueblo lease litigation combined to reduce the operating income of the CACS segment. Improved margins on fan coil sales in the Heating and Cooling segment were partially offset by increased compensation and commission expenses.

Consolidated sales in the first half of 2015 were $65,550,000, an increase of $1,359,000 or 2.1% compared to the first six months of 2014. Sales in the Heating and Cooling segment increased by $2,402,000 primarily due to furnace sales in the first quarter of 2015 quarter rebounding to a more normal level from the first quarter of 2014 and fan coil sales which continued to strengthen. Sales in the Evaporative Cooling and Door segments increased by $1,194,000 and $448,000, respectively. Sales in the CACS segment declined $2,686,000 (9.8%) for the same reason noted in the above discussion of the quarter's sales.

The operating income for the first six months of 2015 was $412,000 compared to an operating loss of $651,000 in the first half of 2014. The improved operating results are attributable primarily to the Heating and Cooling and CACS segments. The Heating and Cooling segment increase was largely due to the higher first quarter sales volume, improved contribution margins and a higher level of furnace production. The CACS improvement was primarily due to the increased concrete margins and the $649,000 decrease in the loss from the closed Pueblo aggregate operation partially offset by the higher costs incurred at the Pikeview Quarry as discussed in the results for the quarter and $525,000 of legal expenses related to the Pueblo lease litigation.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of July 4, 2015 was 38.0% compared to 34.0% for the first half of 2014.

For further information, see the Company's Form 10-Q report for the quarterly period ended July 4, 2015.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 3, 2015 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                         Three Months Ended           Six Months Ended
                        July 4,      June 28,       July 4,      June 28,
                         2015          2014          2015          2014
                     ------------  ------------  ------------  ------------

Sales                $ 34,865,000  $ 37,367,000  $ 65,550,000  $ 64,191,000

Operating income
 (loss)                   631,000     1,034,000       412,000      (651,000)

Interest expense,
 net                     (108,000)     (110,000)     (197,000)     (209,000)

Other income, net          16,000         5,000        27,000             -
                     ------------  ------------  ------------  ------------

Income (loss) before
 income taxes             539,000       929,000       242,000      (860,000)

Provision (benefit)
 for income taxes         193,000       316,000        92,000      (292,000)
                     ------------  ------------  ------------  ------------

Net income loss      $    346,000  $    613,000  $    150,000  $   (568,000)
                     ============  ============  ============  ============

Net income (loss)
 per basic and
 diluted share:             $ .21  $        .37  $        .09  $       (.34)
                     ============  ============  ============  ============

Average shares
 outstanding            1,662,000     1,650,000     1,661,000     1,647,000
                     ============  ============  ============  ============

Contact:
Mark S. Nichter
(312) 541-7207